Exhibit 99.1

Zion Oil & Gas Launches Simplified New Stock Unit Option Program

Dallas, Texas and Caesarea, Israel – November 1, 2016 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) announces its new Unit Option program under its Dividend Reinvestment and Common Stock Purchase Plan (DSPP).

“We are excited to launch this new Unit Option Program, which if successful, will enable us to begin drilling our long anticipated Megiddo-Jezreel #1 well,” says Victor G. Carrillo, Zion’s CEO. “This simple and streamlined process enables potential investors to quickly and easily play a part in Zion’s mission for Israel’s energy independence.”

Zion Oil & Gas described how past investors expressed how simple it can be to purchase stock on their website. “Very easy,” expressed Heather, an investor from Elmira Heights, New York. “So grateful for another opportunity to invest in Israel’s future.”

An investor from Birmingham, Alabama, said, “It was a very simple process. I completed it on my smart phone.”  Just this week, a commentor said, “Love the easy-invest website you make available for those who wish to contribute. I also would like to praise your team at the Dallas location. Every time I call for a question or two... or three, they've been so helpful in so many ways.”

Zion has seen how similar programs over the last few years have brought in thousands of new investors without them having to use a broker or other online financial institution.

“We are excited to offer this Stock Option Unit Program to those investors who believe in supporting Israel and the vision of Zion Oil & Gas. We believe that Zion’s ability to offer investment opportunities, such as this Unit Option program, in ways that appeal to our investment community helps investors who are excited about participating in our project,” said Martin M. van Brauman, Zion’s Senior Vice President and Corporate Treasurer.

Starting today, November 1, 2016, and ending January 31, 2017 (unless extended at the company’s sole discretion), Zion is offering this new Unit Option to purchase Units of our securities where each Unit (priced at $10.00) is comprised of seven (7) shares of Common Stock and seven (7) Common Stock purchase warrants. Each warrant (symbol “ZNWAE”) affords participants the opportunity to purchase one share of Common Stock at a warrant exercise price of $1.00.

The warrants will first become exercisable on March 3, 2017, the 31st day following the Unit Option Termination Date (unless extended), and continue to be exercisable through March 3, 2020 (3 years) at a per share exercise price of $1.00.

If the Company’s Common Stock closing price trades above $5.00 per share for 15 consecutive trading days at any time prior to the warrant expiration date, Zion may provide a notice to warrant holders of an early warrant termination within 60 days of the notice. The Unit is priced at $10.00 per Unit and no change will be made to the warrant exercise price of $1.00 per share.

Zion is dedicated to exploring for oil and gas onshore Israel and is 100% focused on its Megiddo-Jezreel License, a large area south and west of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential.

Zion plans to begin drill site construction in November which should take approximately 45-60 days to complete.  Upon drill site completion, Zion intends to mobilize the rig to the location to begin rig-up and acceptance testing. They plan to start drilling their next deep exploratory well, the Megiddo-Jezreel #1, as soon as possible thereafter, assuming sufficient capital is raised.

October 24, 2016 - Drilling of 3 shallow boreholes at the pad

Zion Oil & Gas, Inc. has filed with the SEC a registration statement (including a prospectus) for the unit program under the DSPP to which this communication relates. That prospectus and other documents the Company has filed with the SEC may be obtained at no charge (free) by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you the prospectus upon request by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on Zion’s home page at www.zionoil.com.

Contact:

Zion Oil & Gas, Inc.

12655 North Central Expressway, Suite 1000

Dallas, TX 75243

Andrew Summey:

Telephone: 214-221-4610

Email: invest@zionoil.com

         www.zionoil.com